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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): February 7, 2001




                                Radio One, Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




                  DELAWARE                               333-30795                    52-1166660
(State or other jurisdiction of incorporation)    (Commission File Number)  (IRS Employer Identification No.)


                         5900 PRINCESS GARDEN PARKWAY
                                   8TH FLOOR
                            LANHAM, MARYLAND 20706
         (Address of Principal Executive Offices, including Zip Code)

                                (301) 306-1111
             (Registrant's Telephone Number, Including Area Code)

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Item 2.   Acquisition or Disposition of Assets

          On February 7, 2001, Radio One, Inc., a Delaware corporation (the "Parent"), Blue Chip Broadcasting, Inc., a Delaware corporation (the "Company"), the Company's Series A, Series B and Series D Stockholders (the "Stockholders") and Blue Chip Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Merger Subsidiary"), entered into a Merger Agreement (the "Merger Agreement"), pursuant to which the Company will be merged (the "Merger") with and into the Merger Subsidiary, with the Merger Subsidiary surviving the Merger and continuing its operations as a wholly-owned subsidiary of the Parent. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code.

          Upon the terms and subject to the conditions set forth in the Merger Agreement, the aggregate merger consideration to be paid by the Parent upon consummation of the Merger will be $190,000,000, subject to certain adjustments in connection with the net working capital of the Company as of the date of consummation of the Merger. The total merger consideration will consist of (1) shares of the Parent's class D common stock, valued at $14.00 per share, (2) refinancing or repayment of certain of the Company's liabilities currently estimated to be $55,000,000, and, (3) at the option of the Parent, cash in the amount of not less than $25,000,000 and not more than $50,000,000. The stock portion of the merger consideration will consist of newly-issued shares of the Parent's class D common stock. The Parent will use its cash reserves and/or existing bank credit facility to settle certain agreed liabilities of the Company and to finance the cash portion of the total merger consideration.

          Within one business day of the execution and delivery of the Merger Agreement, the Parent will deposit the sum of $5,000,000 (the "Deposit") into escrow with the Wilmington Trust Company, which will act as the deposit escrow agent with respect to such Deposit. The Deposit will be returned to the Parent upon consummation of the Merger or in the event that the Merger Agreement is terminated, unless the termination of the Merger Agreement is solely a result of the Parent's material breach of the Merger Agreement, in which case the Deposit will be paid to the Company as liquidated damages. The consummation of the Merger is scheduled to occur following the receipt by the parties of certain Federal Communication Commission approvals (the "FCC Consent"); however, the Parent has the right to delay the consummation of the merger after receipt of the FCC Consent until not later than August 15, 2001 (the "Delay Option"). If the Parent elects to exercise the Delay Option, and thereafter the Merger Agreement is terminated solely as a result of the Parent's material breach of the Merger Agreement, the Company shall be entitled to receive, in addition to the Deposit, additional liquidated damages from the Parent in the amount of $10,000,000.

          The Company currently owns and operates 19 radio broadcast stations, four of which are expected to be disposed of contemporaneously with the Merger, including one station that the Parent will continue to operate pursuant to a local marketing agreement. As a result of the Merger, and assuming the dispositions described in the preceding sentence, the Parent will own and/or operate 16 radio broadcast stations in Kentucky, Ohio, Minnesota and Indiana. The Parent intends to continue to use the assets of the Company to provide radio broadcasting services.

          A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement. Consummation of the Merger is subject to numerous conditions, including the receipt of all regulatory approvals.

          In connection with the Merger, the Parent and the Stockholders have entered into a Registration Rights Agreement dated February 7, 2001 (the "Registration Rights Agreement"), which provides the Stockholders certain rights to demand registration of the Parent's class D common stock that they will receive as merger consideration, and to include such stock in registrations of the Parent's class D common stock initiated by the Parent or other stockholders. A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

          In connection with the Merger, the Parent has agreed to cause L. Ross Love to be nominated for election to the Parent's Board of Directors at the next annual meeting of the Parent's stockholders. Mr. Love has agreed that, if elected to the Parent's Board of Directors, he will resign from the Parent's Board of Directors if the Merger Agreement is terminated, and/or the Merger is not consummated. Mr. Love is the Company's Chairman, Chief Executive Officer and President, and he will resign those positions upon consummation of the Merger.

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          On February 8, 2001, the Parent issued a press release announcing the
Merger Agreement, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7    Financial Statements and Exhibits

          (a) and (b)  The financial information required by this item 7 will be filed not later than 60 days after the date of this Current Report on Form 8-K.


          (c)    Exhibits.


          EXHIBIT NUMBER                DESCRIPTION
          --------------       ------------------------------
               2.1             Merger Agreement.

               4.1             Registration Rights Agreement.

              99.1             Press release dated February 8, 2001.

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                                   SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 8, 2001.


                                             RADIO ONE, INC.


                                             /s/ Alfred C. Liggins, III
                                             ---------------------------
                                             By:  Alfred C. Liggins, III
                                             Its: President

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